EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Stock Incentive Plan of Peregrine Pharmaceuticals, Inc. of our report dated June 30, 2004 (except Note 17, as to which the date is July 6, 2004), with respect to the consolidated financial statements and schedule of Peregrine Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
December 16, 2004